Exhibit 99.19

HEADWATERS INCORPORATED

OFFER TO CANCEL STOCK APPRECIATION RIGHTS

Headwaters Incorporated offers, under the terms and conditions described in this cancellation offer documentation (the “Offer”), to cancel your outstanding stock appreciation rights in the following two categories: (1) stock appreciation rights granted by Headwaters in 2005 that have a $31.97 per common share Exercise Base Price, with respect to which you agreed to defer for a period of fifty-two (52) months $2.00 per stock appreciation right unit granted, part of which deferral obligation remains outstanding (the “$2.00 SARs”), and (2) stock appreciation rights granted by Headwaters in 2005 that have a $31.97 per common share Exercise Base Price (the “Underwater SARs”, together with the $2.00 SARs, the “SARs”). All of the SARs were granted pursuant to the Headwaters Incorporated 2002 Stock Incentive Plan, 2003 Stock Incentive Plan, and/or the 2005 Long-Term Incentive Compensation Plan (collectively, the “Plans”).

You will not be paid any separate consideration in exchange for cancelling your SARs pursuant this Offer. If you elect to cancel your $2.00 SARs, you will not be required (or permitted) after 2007 to make any additional deferrals otherwise required under the terms of the $2.00 SARs, and the amounts you have deferred through December 31, 2007 will be vested. You may elect among three alternatives for the $2.00 SAR deferral amounts:

•	Receive deferred amounts with interest, less applicable withholding, in January, 2008;

•	Transfer deferred amounts to Headwaters regular Deferred Compensation Plan (“DCP”), with investment and distribution options as provided for in the DCP; or

•	Maintain deferred amounts in the SAR Deferred Compensation Plan (“SAR DCP”) with interest and fixed distribution in May 2010.

If you elect to cancel your SARs but do not elect one of these alternatives, your deferred amounts will automatically be paid to you in January, 2008.

These alternatives are described in more detail in “The Cancellation Offer” below. If you elect to cancel your Underwater SARs, there is no financial benefit to you. YOUR DECISION TO CANCEL YOUR SARs IS COMPLETELY VOLUNTARY. HEADWATERS IS NOT MAKING ANY PROMISE TO YOU REGARDING FUTURE EQUITY OR CASH COMPENSATION AS A RESULT OF YOUR VOLUNTARILY CANCELLING THE SARs. YOU CAN ELECT NOT TO CANCEL YOUR SARs FOR ANY REASON AND THE ELECTION WILL HAVE NO IMPACT ON YOUR FUTURE COMPENSATION OR EMPLOYMENT, EXCEPT TO THE EXTENT THAT TOTAL EQUITY INCENTIVES HELD BY YOU MAY BE A FACTOR IN FUTURE INCENTIVE GRANTS FROM HEADWATERS.

This Offer is being made to certain executive and senior managers of Headwaters, including all holders of $2.00 SARs, on a private basis, all of whom we believe are either accredited investors or sophisticated persons under Securities and Exchange Commission definitions.

Headwaters is making this Offer in order to give its employees relief from the deferral obligations under the $2.00 SARs, which are significantly under water based on current common stock trading values and to increase the amount of common stock available under the Plans. Cancellation of the SARs increases the amount of common stock available under the Plans for future grants.

Our common stock is listed on the New York Stock Exchange under the symbol “HW.” The closing sale price of our common stock on September 7, 2007 was $15.50. Our principal executive offices are located at 10653 S. River Front Parkway, Suite 300, South Jordan, UT 84095, and our telephone number is (801) 984-9400.

You are not required to accept this Offer to cancel your SARs. If you elect to accept the Offer, you must sign the attached cancellation agreement form with respect to all of your $2.00 SARs and Underwater SARs, and send it to Headwaters Incorporated, Attn: Harvey North. If your cancellation is not received by September 24, 2007, you will be deemed by the Company to have rejected the cancellation offer.

The decision to cancel your SARs involves risks and uncertainties relating to the future value of our common stock described in the section entitled “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this cancellation offer or passed upon the accuracy or adequacy of this Offer. Any representation to the contrary is a criminal offense.

The date of this Offer is September 10, 2007.

You should rely on the information contained in this Offer. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this Offer. The information contained in this Offer is accurate only as of the date of this Offer, regardless of the time of delivery of this Offer or the date of any acceptance. In this Offer, “Headwaters,” “the Company,” “we,” “us” and “our” refer to Headwaters Incorporated and our subsidiaries.

NOTICE

Headwaters Incorporated

10653 South River Front Parkway, Suite 300

South Jordan, UT 84095

September 10, 2007

Dear Colleague:

This document contains important information.

Headwaters is sending you these materials because you hold $2.00 SARs and/or Underwater SARs. The $2.00 SARs are stock appreciation rights granted to you by Headwaters in 2005 that have a $31.97 Exercise Base Price, and for which, at the time of grant, you agreed to defer from your current compensation $2.00 per SAR unit granted, part of which deferral obligation remains outstanding under the Stock Appreciation Right Deferral Agreement. The Underwater SARs are stock appreciation rights granted to you in 2005 by Headwaters that have a $31.97 per common share Exercise Base Price. All of these SARs were granted pursuant to the Headwaters Incorporated 2002 Stock Incentive Plan, 2003 Stock Incentive Plan, and/or the 2005 Long-Term Incentive Compensation Plan (collectively, the “Plans”). We are asking you to agree to the cancellation of all of these SARs. There is no cash or other payment from Headwaters associated with cancellation, except as follows. If you elect to cancel your $2.00 SARs, you will not be required (or permitted) to make any additional deferrals after 2007 under the terms of the $2.00 SARs and the amount of your deferrals through December 31, 2007 with interest, less applicable withholding, will be vested. If, but only if, you agree to cancel the SARs, you may elect among three alternatives for distribution or maintenance of the $2.00 SAR deferral amounts:

•	First, you may elect to receive deferred amounts with interest, less applicable withholding, in January, 2008;

•	Second, you may elect to transfer deferred amounts to Headwaters regular Deferred Compensation Plan (“DCP”), with investment and distribution options as provided for in the DCP; or

•	Third, you may elect to maintain deferred amounts in the SAR Deferred Compensation Plan (“SAR DCP”) with interest and fixed distribution in May 2010.

If you elect to cancel your SARs but do not elect one of these alternatives, your deferred amounts will automatically be paid to you in January, 2008.

If you do not agree to cancel the SARs, the $2.00 SAR deferred amounts will remain in the SAR DCP and be subject to forfeiture if you do not remain an employee of Headwaters through May 1, 2010, except in certain special cases. These results are described in more detail in “The Cancellation Offer” below. If you elect to cancel your Underwater SARs, there is no financial benefit to you. This offer to cancel your SARs, including all of the documentation attached or incorporated by reference, is called the “Offer.”

We are making the cancellation offer to give you relief regarding the payment obligations under the $2.00 SARs and to replenish the equity available under our stock incentive plans to issue equity incentive compensation in the future.

In order to help you further understand this Offer, you will find the following information:

•	Summary: This summary is intended to give you a broad overview of what is happening and how the Offer may affect you.

•

Cautionary Statement Regarding Forward-Looking Statements/Risk Factors: These sections provide a description of some of the uncertainties relating to certain forward-looking statements or expectations contained in or incorporated into this Offer regarding Headwaters’ business and operations and a discussion of some of the risks involved with respect to Headwaters which you can consider in terms of accepting or rejecting this cancellation offer.

•

The Cancellation Offer: This part of the Offer will set forth, in question and answer format, how the Offer works, how to accept the Offer, how to reject the Offer, and what effect accepting the Offer will have on you.

•

Where You Can Find More Information/Incorporation by Reference: This part will tell you where you can go to get more information about the Offer and about Headwaters, which includes documents that are made part of the Offer. This information will help you to evaluate Headwaters’ past and expected performance so that you can assess whether you should retain your SARs or agree to cancel them.

•	Federal Income Tax Consequences: This part provides detail about the tax effects of cancellation of the SARs.

•

Appendix A: SAR Cancellation Agreement and Release Form: This is the form that you will use if you want to accept the cancellation offer. The form lists from our records your individual $2.00 SARs and Underwater SARs.

The Offer deadline is September 24, 2007. If you want to accept the Offer, your signed Cancellation Agreement and Release form must be received at the address indicated on the form on or before this deadline.

We encourage you to read the entire Offer for complete information. However, if you still have questions after reading this material, you may call Harvey North at (801) 984-9400.

Thank you as always for your willingness to assist Headwaters.

Very truly yours,

Kirk A. Benson

Chairman of the Board and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this cancellation offer or passed upon the accuracy or adequacy of this Offer. Any representation to the contrary is a criminal offense.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in or incorporated into this Offer are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby.

Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building materials and products, the licensing of technology and chemical reagent sales to alternative fuel facilities, the receipt of product sales, license fees and royalty revenues which are subject to tax credit phase-out risks, the development, commercialization, and financing of new technologies, including coal cleaning and heavy oil upgrading, and other strategic business opportunities and acquisitions, and other information about Headwaters. Such statements that are not purely historical by nature, including those statements regarding Headwaters’ future business plans, new technology commercialization, the operation of facilities, the availability of tax credits in an environment of high oil prices and tax credit phase-out, the availability of feedstocks, and the marketability of the coal combustion products, building products, and synthetic fuel, among others, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Actual results may vary materially from such expectations. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” or variations of such words and similar expressions, are intended to help identify forward-looking statements. Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking.

In addition to matters affecting the coal combustion products, alternative fuel, and building products industries or the economy generally, factors which could cause actual results to differ from expectations stated in forward-looking statements include, among others, the risk factors described in Item 1A in Headwaters’ Annual Report on Form 10-K for the fiscal year ended September 30, 2006, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses. Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors. Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Offer.

RISK FACTORS

In deciding whether to accept or reject the cancellation offer, you should consider the following risks in addition to the risks discussed in our periodic reports with the SEC, which are incorporated in this Offer by reference, as well as the other matters discussed in this document.

Risks related to this cancellation offer

If you agree to cancel your SARs and Headwaters’ stock price improves significantly, you will have relinquished a financial benefit. The benefit of any stock appreciation right is to give the recipient value for any appreciation in value of the common stock from the date of grant to the date of vesting and exercise. For the $2.00 SARs and Underwater SARs, the current trading value of Headwaters’ common stock ($15.50 per share as of September 7, 2007) is lower than the Exercise Base Price which is $31.97 per share. However, if Headwaters’ common stock price were to increase above the Exercise Base Price of $31.97 in your $2.00 SARs or your Underwater SARs, you would forego that future opportunity to benefit from Headwaters’ increased stock price.

THE CANCELLATION OFFER

The questions and answers that follow are divided into five major sections:

1.	How the Cancellation Offer Works

2.	Accepting the Cancellation Offer

3.	Rejecting the Cancellation Offer

4.	Effect of Accepting the Cancellation Offer

5.	How to Get More Information

A.	How the Cancellation Offer Works

Q1:	Why is Headwaters conducting this Offer?

A1:	Because the public trading price of our common stock has gone down significantly since the time when the $2.00 SARs and the Underwater SARs were granted, they do not currently provide you with incentive compensation. The SARs only have financial benefit if our common stock price trades in excess of the Exercise Base Price which is $31.97 per share. The common stock price as of September 7, 2007 was $15.50 per share. You have ongoing deferral obligations with respect to the $2.00 SARs. We are making the Offer to give you relief regarding your past and future deferral obligations under the $2.00 SARs. In addition, our Headwaters Incorporated 2002 Stock Incentive Plan, 2003 Stock Incentive Plan, and/or the 2005 Long-Term Incentive Compensation Plan (collectively, the “Plans”) permit only a finite number of shares to be issued. If you agree to cancel the SARs, you thereby help to replenish the equity available under our stock incentive plans to issue equity incentive compensation in the future.

Q2:	Does the cancellation offer extend to stock appreciation rights or options that I hold other than the $2.00 SARs and Underwater SARs?

A2:	No. This Offer does not apply to your other stock option grants, stock appreciation rights, restricted stock awards, or ownership of Headwaters’ common stock that you purchased under the Employee Stock Purchase Plan or in the open markets. The Offer applies only to the $2.00 SARs and Underwater SARs, as defined above. Appendix A sets forth a list of your $2.00 SARs and Underwater SARs. Also note that the Offer applies to ALL of your $2.00 SARs and Underwater SARs—you cannot pick and choose among them.

Q3:	May I accept the cancellation offer for only a portion of my $2.00 SARs and Underwater SARs?

A3:	No. If you accept the Offer, then you must accept the Offer for all of your $2.00 SARs and Underwater SARs.

B.	Accepting the Cancellation Offer

Q4:	How do I accept this cancellation offer?

A4:	You must complete and submit the Cancellation Agreement and Release form set forth in Appendix A by September 24, 2007 to accept the Offer. The instructions on where to sign and where to send the form are set forth in the form.

Q5:	Where do I send my acceptance of the cancellation offer?

A5:	The Cancellation Agreement and Release Form must be sent by fax, registered or certified mail with return receipt requested, or Federal Express by September 24, 2007 to:

Headwaters Incorporated

Attn: Harvey North

10653 S. River Front Parkway

Suite 300

South Jordan, UT 84095

FAX NUMBER: (801) 984-9410

Q6:	What if I change my mind after accepting the cancellation offer?

A6:	You may not change your election to accept the cancellation offer after it is received by Headwaters.

Q7:	What is the deadline for accepting the cancellation offer?

A7:	We must receive your acceptance in the form of the Cancellation Agreement and Release Form in Appendix A, no later than the close of business on September 24, 2007. This deadline is not flexible. If you do not submit the form by September 24, 2007, then you will be automatically deemed to have rejected the cancellation offer.

C.	Rejecting the Cancellation Offer

Q8:	How do I reject the cancellation offer?

A8:	You need not do anything to reject the cancellation offer. Simply let the Offer expire. You need not contact us to reject the cancellation offer.

Q9:	Am I obligated to accept the cancellation offer?

A9:	No. You are not obligated in any way to accept the Offer.

Q10:	What are the consequences to me if I do not accept the cancellation offer?

A10:	YOUR DECISION TO CANCEL YOUR SARs IS COMPLETELY VOLUNTARY. HEADWATERS IS NOT MAKING ANY PROMISE TO YOU REGARDING FUTURE EQUITY OR CASH COMPENSATION AS A RESULT OF YOUR VOLUNTARILY CANCELLING THE SARs. YOU CAN ELECT NOT TO CANCEL YOUR SARs FOR ANY REASON AND THE ELECTION WILL HAVE NO IMPACT ON YOUR FUTURE COMPENSATION OR EMPLOYMENT, EXCEPT TO THE EXTENT THAT TOTAL EQUITY INCENTIVES HELD BY YOU MAY BE A FACTOR IN FUTURE INCENTIVE GRANTS FROM HEADWATERS.

IF YOU ELECT NOT TO CANCEL YOUR $2.00 SARs, YOU WILL NOT BECOME VESTED IN YOUR DEFERRALS AND YOU WILL NOT BE ELIGIBLE TO RECEIVE PAYMENT OF YOUR PRIOR DEFERRALS WITH INTEREST IN JANUARY, 2008 OR TO ROLL OVER YOUR VESTED DEFERRALS TO THE COMPANY’S DEFERRED COMPENSATION PLAN. INSTEAD, ALL TERMS OF THE ORIGINAL GRANT AND THE DEFERRAL AGREEMENT WILL CONTINUE, INCLUDING YOUR OBLIGATION TO CONTINUE MAKING DEFERRAL PAYMENTS THROUGH 2010. YOUR DEFERRALS WILL REMAIN SUBJECT TO FORFEITURE IF YOUR EMPLOYMENT TERMINATES BEFORE MAY 2, 2010 (OTHER THAN DUE TO DEATH, DISABILITY, OR RETIREMENT).

D.	Effect of Accepting the Cancellation Offer

Q11:	What will I receive if I accept the cancellation offer?

A11:	There is no cash or other payment from Headwaters associated with cancellation, except as follows. Under the terms of the $2.00 SARs you agreed to defer from your compensation $2.00 per stock appreciation right unit granted for a period of fifty-two (52) months commencing January 1, 2006 (subject to forfeiture on prior termination of employment), part of which deferral obligation remains outstanding. If you elect to cancel your $2.00 SARs, you will not be required (or permitted) after 2007 to make any future deferrals from your compensation which would otherwise be required to be made under the terms of the $2.00 SARs. In addition, any amounts deferred through December 31, 2007 will vest in you, and you may elect from three alternatives as to the distribution or continued deferral of the deferred compensation. If you elect to cancel your Underwater SARs, there is no financial benefit to you except any indirect benefit to having the Plans replenished for future grants to employees. However, you are not being promised any future equity or cash compensation as a result of the cancellation.

Q12:	What are my alternatives for deferred compensation if I accept the cancellation offer?

A12:	If, you agree to cancel the SARs, you must select one of three alternatives for distribution or maintenance of the $2.00 SAR deferral amounts:

• First, you may elect to receive deferred amounts with interest, less applicable withholding, in January, 2008. This will be a one-time special election to (1) terminate participation as of December 31, 2007 in the Stock Appreciation Right Deferred Compensation Plan (“SAR DCP”) established by Headwaters in May 2005, and (2) receive the amounts that have been deferred by you under the SAR DCP as of December 31, 2007. In addition to the principal amounts you have deferred into the SAR DCP, you will receive interest that has accrued at the rate of LIBOR plus 2 percent, a rate of return established under the SAR DCP;

• Second, you may elect to transfer deferred amounts, with interest accrued under the SAR DCP through December 31, 2007, to the Headwaters regular Deferred Compensation Plan (“DCP”), with investment and distribution options as provided for in the DCP. In January 2005, Headwaters established the DCP, formally known as the Non-Qualified Deferred Compensation Plan, in order to permit employees to receive compensation in future years rather than receiving it in the year that they would otherwise be entitled to the compensation. Headwaters will be sponsoring a webcast on Thursday, September 13, 2007 at 2:00 p.m., Mountain Time, and again on Monday, September 17, 2007 at 2:00 p.m., Mountain Time in order to provide you, if you are not already a participant, with information about how to formally enroll in the DCP, the choices you may make with regard to future returns on your deferred compensation and future distributions of that money. You will remain fully vested in the amounts you elect to transfer to the DCP. By this choice, you are electing to continue the deferral of the accrued $2.00 SAR deferral amounts under the terms of an alternative plan. The DCP, like the SAR DCP, is an unfunded plan under which your right to payment will continue to be that of a general unsecured creditor of Headwaters; or

• Third, you may elect to maintain deferred amounts in the SAR DCP under which plan you will receive interest on the $2.00 SAR deferred amounts at LIBOR plus 2 percent (or such other rate determined by Headwaters under the SAR DCP) with a fixed time for distribution in May 2010. You will remain fully vested in your deferred amounts, but you will not be required nor allowed to make additional contributions to the SAR DCP past the amounts already established for 2007, nor will deferrals be distributed before May 2010, except in the unusual circumstances provided in the SAR DCP.

If you elect to cancel your SARs but do not elect one of these alternatives, your deferred amounts will automatically be paid to you in January, 2008, as if you elected the first alternative. Under certain circumstances your distribution may be delayed by six months. As of December 31 of each year, the Company determines who are the 50 highest paid officers of the Company (“Specified Employees”) for the twelve-month period beginning on the following April 1. If you are a Specified Employee and receive a distribution of your deferrals under either the DCP or the SAR DCP on account of your separation from service, whether due to Retirement or other termination of employment, your distribution will be deferred to the first day after the six-month anniversary of your separation from service, or if earlier, your death.

Q13:	What do I give up by voluntarily agreeing to cancel my SARs?

A13:	The benefit of any stock appreciation right is to give the recipient value for any appreciation in value of the common stock from the date of grant to the date of vesting and exercise. For the $2.00 SARs and Underwater SARs, the current trading value of Headwaters’ common stock ($15.50 per share as of September 7, 2007) is lower than the Exercise Base Price of common stock which is $31.97 per share. However, if Headwaters’ common stock price were to increase above the Exercise Base Price of $31.97 in your $2.00 SARs or your Underwater SARs, you would forego that future opportunity to benefit from Headwaters’ increased stock price.

Q14:	What impact does the cancellation of SARs have on Headwaters?

A14:	If all recipients of this cancellation offer accept the Offer, (1) Headwaters would recognize approximately $4 million in additional compensation expense in the September 30, 2007 fiscal quarter (as opposed to recognizing this amount over time) and (2) approximately 2 million shares of common stock would be returned to the Plans for reissuance in future equity grants to employees and other service providers of Headwaters and its subsidiaries.

E.	How to Get More Information

See the sections “Where You Can Find More Information” and “Incorporation by Reference” below for more information about Headwaters. You also may call Harvey North at (801) 984-9400 between the hours of 9:00 a.m. and 5:00 p.m. (Mountain Time), Monday through Friday, with any questions concerning the cancellation offer. We will be unable to answer any questions regarding tax advice, and accordingly, you should consult with your tax adviser regarding your tax consequences.

REMEMBER

YOUR ACCEPTANCE MUST BE RECEIVED BY SEPTEMBER 24, 2007.

SEND YOUR ACCEPTANCE BY FAX OR BY CERTIFIED OR REGISTERED MAIL OR BY FEDERAL

EXPRESS PER THE INSTRUCTIONS IN THE CANCELLATION AGREEMENT AND RELEASE FORM

(APPENDIX A).

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy materials that we have filed with the SEC, at the SEC public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “HW,” and our SEC filings can also be read at the NYSE, located at 20 Broad Street, New York, New York 10005.

Our SEC filings are also available to the public on the SEC’s website at http://sec.gov. Our SEC filings may also be located on our website at http://headwaters.com. Other materials in our website are not part of this Offer.

INCORPORATION BY REFERENCE

We are “incorporating by reference” into this Offer information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Offer, and information that we file after the date of this Offer and before the Offer expires will automatically update and supersede the information in this Offer. We incorporate by reference the documents listed below that we have filed or may file with the SEC:

•	Our Annual Report on Form 10-K for the year ended September 30, 2006, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007;

•	Our Current Reports on Form 8-K dated May 1, 2007, July 31, 2007 and August 15, 2007;

•	Our Proxy Statement filed on January 12, 2007 for the Annual Meeting of Shareholders held on February 27, 2007; and

•

Any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the offered securities to which this Offer relates are sold or the offering is otherwise terminated.

You may request a copy of these filings, at no cost, by writing to us at the following address or telephoning Investor Relations at (801) 984-9400 between the hours of 9:00 a.m. and 5:00 p.m. (Mountain Time), Monday through Friday:

Investor Relations

Headwaters Incorporated

10653 South River Front Parkway, Suite 300

South Jordan, UT 84095

FEDERAL INCOME TAX EFFECTS OF THE CANCELLATION OFFER

This section discusses certain U.S. federal income tax considerations relating to the Offer to cancel SARs. The discussion does not deal with all of the U.S. federal income tax consequences of our Offer to cancel SARs that may be relevant to persons in light of their particular circumstances or to persons subject to special tax rules. The discussion assumes that a person who is holding $2.00 SARs or Underwater SARs, as defined previously, is a current employee of Headwaters. The federal income tax laws applicable to the Offer to cancel SARs discussed herein are based on the structure of the Offer. The Internal Revenue Service is not precluded from asserting a position contrary to that summarized in this discussion or from otherwise recharacterizing the transaction in whole or in part.

Holders of SARs

In general, under the Internal Revenue Code of 1986 (the “Code”) upon exercise of an SAR, you will recognize compensation income equal to the Fair Market Value of the common stock of Headwaters (“Shares”) you receive less the Exercise Base Price. Upon the sale of the Shares received on exercise of an SAR, you will have short-term or long-term capital gain depending on how long you have held the Shares.

Section 409A of the Code (“Section 409A”) provides that a twenty percent (20%) additional tax plus interest will also apply to the taxation of deferred compensation to which you receive a legally binding right on and after January 1, 2005, if certain rules are not met. Provided a stock appreciation right is issued with an exercise base price at least equal to the fair market value of the underlying shares and (a) there are no additional deferral features which apply to the timing of the receipt of cash or shares on exercise and (b) the underlying shares meet the Section 409A requirements for “service recipient stock”, the additional tax and interest will not apply. Because the Exercise Base Price of the SARs was equal to the Fair Market Value of the underlying Shares on the date of grant, there are no additional deferral features which apply to the timing of the receipt of the Shares upon exercise of the SARs and the Shares underlying the SARs meet the requirements of “service recipient stock”, you should not be subject to the additional tax and interest under Section 409A with respect to the SARs.

If you accept the offer to cancel all of the SARs in 2007, you should not recognize any compensation income due to the cancellation. Furthermore, although the cancellation of the SARs may be a modification of the initial terms of the Notice of Stock Appreciation Right Grant (the “Grant”), the cancellation should not be deemed to be a material modification of the SARs (requiring reapplication of the requirements under Section 409A) since no new stock rights are being issued.

Holders of $2.00 SARs

If you are a holder of a $2.00 SAR granted in 2005, the Grant provided you with the right to exercise the SAR in whole or in part until the Expiration Date and receive payment with respect to each SAR unit in the form of Shares with a Fair Market Value equal to the excess of (i) the lesser of the Fair Market Value per Share on the date of exercise or $63.94, and (ii) $31.97, the Exercise Base Price set forth in the Grant. The $2.00 SAR was fully vested on the date of Grant and was exercisable, in general, for the period of your employment plus three months after termination of your employment with Headwaters (but in no event later than the Expiration Date set forth in the Grant). At the time of the grant of the SAR you also made an irrevocable election to defer compensation under the SAR DCP equal to the product of (i) the number of SAR units granted at that time, multiplied by (ii) $2.00 over a fifty-two (52) month period of your employment beginning on January 1, 2006, subject to forfeiture if you do not continue employment through the end of such period. The SAR DCP has been amended to provide for the waiver of your deferral obligation for 2008 and thereafter, and the vesting of your prior deferrals, if the $ 2.00 SAR to which it relates is cancelled in connection with this Offer.

Similar tax consequences should result upon the cancellation of a $2.00 SAR as described above with respect to SARs, in general. In the case of the $2.00 SARs, however, your deferrals under the SAR DCP will be terminated after 2007, and you will have the opportunity to receive in January, 2008, the amount of your prior deferrals with interest. Normally, the payment of deferred compensation prior to the time initially elected for payment would result in an impermissible acceleration of the time for payment of the deferred compensation under Section 409A. IRS Notice 2007-79 provides transition relief from these rules by permitting a plan to provide for new payment elections to be made on or before December 31, 2007, with respect to amounts payable after 2007, provided that payment of the amounts is not accelerated into 2007. The SAR DCP has been amended to allow a participant to elect to receive payment of amounts deferred pursuant to the Grant as of December 31, 2007, in January, 2008, subject to the participant’s agreement to cancel all of the participant’s $2.00 SARs. Therefore, as a holder of a $2.00 SAR who cancels all of your $2.00 SARs, you will recognize compensation income in January, 2008, equal to the amount paid to you at that time, including interest on your deferrals. Alternatively, you may either elect to maintain your deferrals as of December 31, 2007, in a vested account under the Headwaters regular DCP or under the SAR DCP, subject to your agreement to cancel all of your $2.00 SARs. Under the Headwaters regular DCP, you will recognize compensation income equal to the amount paid to you in the years that you receive all or part of the deferred amounts, including applicable interest or other earnings, in accordance with the terms and conditions of that plan. Under the SAR DCP, your vested deferrals as of December 31, 2007, will continue to earn interest under the terms of the SAR DCP. You will recognize compensation income at the time you receive a distribution from the SAR DCP. (Note, however, that deferred compensation is generally subject to Social Security and Medicare tax withholding when earned and vested, even if prior to payment. If you accept the Offer and are not already vested due to your current eligibility for Retirement, you will become vested in 2007.)

If you do not accept the Offer, your deferrals, with interest, under the SAR DCP will continue and be subject to forfeiture if your employment with Headwaters does not continue through May 1, 2010 (except in the case of death, disability or Retirement). At the time you receive a distribution from the SAR DCP, you will recognize compensation income.

As of December 31 of each year, the Company determines who are the 50 highest paid officers of the Company (“Specified Employees”) for the twelve-month period beginning on the following April 1. If you are a Specified Employee and receive a distribution of your deferrals under either the DCP or the SAR DCP on account of your separation from service, whether due to Retirement or other termination of employment, your distribution will be deferred to the first day after the six-month anniversary of your separation from service, or if earlier, your death.

The foregoing is only a summary of the federal income tax consequences that may be applicable to you in connection with the cancellation offer and does not purport to be a complete description of your particular tax consequences, including state and local income taxes and penalties. You should consult with your own tax advisor with regard to the tax consequences of the cancellation offer.

Appendix A

HEADWATERS INCORPORATED

STOCK APPRECIATION RIGHT

CANCELLATION AGREEMENT AND RELEASE

[Name]

This Stock Appreciation Right Cancellation Agreement and Release (this “Agreement”) is part of Headwaters Incorporated’s Offer to Cancel Stock Appreciation Rights dated September 10, 2007 (the “Offer”). This Agreement should only be entered into after careful review of the Offer in its entirety.

SARs Subject to Cancellation and Release

Headwaters Incorporated (the “Company”) previously granted to you Stock Appreciation Rights referenced below and in the Offer (the “$2.00 SARs” and/or the “Underwater SARs”, and collectively, “SARs”, each as defined in the Offer) under the Headwaters Incorporated 2002 Stock Incentive Plan, 2003 Stock Incentive Plan, and/or the 2005 Long Term Incentive Compensation Plan (collectively the “Plans”), with terms as established under the applicable Plan, the Stock Appreciation Right Agreement, and the Notice of Stock Appreciation Right Grant.

Type of SAR	Date of Grant	Number of SAR Units	Exercise Base Price
	1 May 2005		$31.97
	1 May 2005		$31.97

As partial consideration for the grant of $2.00 SARs, you agreed to defer from your compensation $2.00 per SAR unit granted for a period of fifty-two (52) months commencing January 1, 2006 (and subject to forfeiture upon prior termination of employment), part of which deferral obligation remains outstanding (the “$2.00 SAR Deferral Agreement”). The amount of your deferrals and interest through December 31, 2007, is expected to be $                    . The amount of future deferrals for the period of January 1, 2008, to April 30, 2010, is expected to be $                    . This deferral agreement does not apply to Underwater SARs.

Summary of Offer

The value of the Company’s common stock as reported on the New York Stock Exchange has diminished to a price well below the Exercise Base Price of the SARs. The Company has offered you pursuant to the terms set forth in the Offer dated September 10, 2007 the opportunity to cancel your $2.00 SARs and Underwater SARs.

If you agree to cancel all of your SARs that are the subject of the Offer, including the $2.00 SARs, your obligation under the $2.00 SAR Deferral Agreement to defer amounts from your 2008 and later compensation will be cancelled. Furthermore, by agreeing to cancel all of your SARs, including all of your $2.00 SARs, you will be vested in all amounts deferred pursuant to the $2.00 SAR Deferral Agreement and you may elect from among three alternatives for distribution in January, 2008, or continued deferral of the $2.00 SAR deferral amounts summarized in the election section below. If you elect to cancel your SARs but do not elect one of these alternatives, your deferred amounts will automatically be paid to you in January, 2008, as if you had elected the first alternative.

Agreement and Release

You and the Company hereby agree to cancel all of your $2.00 SARs and Underwater SARs. You hereby release all right, title, claim, and interest in the 2.00 SARs and Underwater SARs. All amounts now or hereafter deferred pursuant to the $2.00 SAR Deferral Agreement shall be vested in you.

The Company will rely upon your agreement to cancel your 2.00 SARs and Underwater SARs and release of all rights related thereto. The Company makes no promise, express or implied, that it will grant any substitute SAR award or other equity incentive compensation as consideration for the cancelled SARs.

In order to be effective, this Agreement must be signed by you and delivered by fax, registered or certified mail with return receipt requested, or Federal Express no later than September 24, 2007 to:

Headwaters Incorporated

ATTN: Harvey North

10653 S. River Front Parkway

Suite 300 South Jordan, UT 84095

Fax number: (801) 984-9410

$2.00 SAR Deferral Elections

If you were a holder of $2.00 SARs, please indicate below your decision as to the following elections. You may only select one from the following three alternatives:

1. You elect to be paid all compensation deferred as of December 31, 2007 pursuant to the $2.00 SAR Deferral Agreement, with interest, less applicable withholding, in January, 2008.

Yes

2. You elect to transfer $2.00 SAR deferred amounts to the Headwaters regular Deferred Compensation Plan (“DCP”), as of January 1, 2008, with investment and distribution options as provided for in the DCP. The deferred amounts will be credited to a vested, unfunded DCP account with earnings and loss potential and distributions as provided for in the DCP.

Yes

3. You elect to maintain the $2.00 SAR deferred amounts accrued as of December 31, 2007, under the terms of the SAR Deferred Compensation Plan (“SAR DCP”), with interest and fixed distribution in May 2010. The deferred amounts will be maintained with interest as a credit to a vested, unfunded SAR DCP account.

Yes

If you elect to cancel your SARs but do not elect one of these alternatives, your deferred amounts will automatically be paid to you in January, 2008, as if you elected the first alternative.

This Agreement has no effect upon any other incentive compensation award except the specific SARs referenced above.

HEADWATERS INCORPORATED

Kirk A. Benson	Holder:
Chief Executive Officer